Exhibit 99.1

SPAR Group Announces Revenue Growth of 12% to $17.6 million for the Third Quarter 2011

Nine Month Revenue of $49.9 Million and Net Income of $1.0 Million

TARRYTOWN, NY-- SPAR Group, Inc. (NASDAQ: SGRP) (the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced third quarter revenue of $17.6 million, an increase of 12% and net income of $247,000 compared to net income of $325,000 for the same period last year.  For the nine month period ending September 30, 2011, the Company reported revenue of $49.9 million, an increase of 12% with net income of $1.0 million and earnings per share of $0.05.

2011 Company Highlights

•	Revenue for the three and nine month periods ended September 30, each increased 12% over prior year levels on strong performances from the Company’s international operations.
•	Both operating and net income for the nine month period ended September 30, 2011 continues to pace ahead of last year.
•	Working capital continues to show improvement at $5.5 million.
•	Created new subsidiaries, expanding its operations in Mexico, Turkey and India.

“SPAR Group is pleased with the company’s double-digit revenue growth and continued year to date increased earnings for this reporting period," stated Gary Raymond, Chief Executive Officer of SPAR Group.  “Our international division continues to show improvement led by strong organic growth in China, Australia, and South Africa and we expect our international growth to continue as the Company expands operations in Mexico, Turkey and India.  In the third quarter our domestic operations did experience some margin pressure, however we have and will continue to focus on improving this critical metric.”

Mr. Raymond continued, “In addition to the continued strong financial improvement we expect from our international division, we are also confident in the future success of our domestic business.  With numerous profitable opportunities available to us, and our expectation of enhanced domestic organic growth, we are pleased with the direction of both of our divisions going forward.  During the quarter we improved our international division net income by 84%.  Due to the seasonality of our business, we are confident that the fourth quarter  will continue to provide a boost to our overall earnings and financial success for the remainder of 2011.”

Three Month Financial Results for the period ended September 30, 2011
	Three Months Ended September 30, (in thousands)
	2011	2010	Change
Net Revenue:			$	%
Domestic	$8,734	$9,044	$(310)	(3)%
International	8,830	6,630	2,200	33%
Total	$17,564	$15,674	$1,890	12%
Gross Profit:
Domestic	$2,662	$3,035	$(373)	(12)%
International	2,387	1,909	478	25%
Total	$5,049	$4,944	$105	2%
Operating Income:
Domestic	$341	$514	$(173)	(34)%
International	60	(149)	209	140%
Total	$401	$365	$36	10%
Net Income (loss):
Domestic	$282	$552	$(270)	(49)%
International	(35)	(227)	192	84%

Total	$247	$325	$(78)	(24)%

Revenue for the quarter ended September 30, 2011 totaled $17.6 million, an increase of 12.1% compared to $15.7 million for the third quarter ended September 30, 2010. Domestic revenue for the third quarter of 2011 was $8.8 million compared to $9.1 million for the same period in 2010. The decrease in domestic revenue was mainly attributable to extraordinary project revenue realized in the third quarter of 2010, partially offset by growth from the Company’s syndicated services in 2011. International revenue increased 33% to $8.8 million compared to $6.6 million during the same period 2010. The increase in international revenue was due to the addition of new operations in Mexico and strong performances in the South Africa, Australia and China markets.

Gross profit increased 2.1% to $5.0 million for the third quarter of 2011, when compared to $4.9 million the same period of 2010. Domestically, our gross profit margin was 30% for the third quarter 2011 compared to 34% in 2010. The decrease in gross profit margin was directly attributable to an unfavorable mix within both syndicated and project work compared to last year. Internationally, our gross profit margin was 27% for the third quarter of 2011 compared to 29% for the same period in 2010. These changes are primarily due to the mix of business predominately in our China, Japan, Australia and South Africa markets.

Net income for the third quarter of 2011 was $247,000, or $0.01 per share, compared to $325,000, or $0.02 per share, for the same period of 2010 based on shares outstanding of 21.5 million compared to 20.7 million respectively.  Domestically, net income for the third quarter was $282,000 compared to net income of $552,000 for the same period in 2010.  Internationally, net loss for the third quarter of 2011 totaled $35,000 compared to a net loss of $227,000 for the same period in 2010.

Nine Months Financial Results for Period Ended September 30, 2011

	Nine Months Ended September 30, (in thousands)
	2011	2010	Change
Net Revenue:			$	%
Domestic	$27,621	$26,503	$1,118	4%
International	22,304	17,912	4,392	25%
Total	$49,925	$44,415	$5,510	12%
Gross Profit:
Domestic	$8,870	$9,205	$(335)	(4)%
International	6,371	5,220	1,151	22%
Total	$15,241	$14,425	$816	6%
Operating Income:
Domestic	$1,558	$1,642	$(84)	(5)%
International	(203)	(462)	259	56%
Total	$1,355	$1,180	$175	15%
Net Income (loss):
Domestic	$1,340	$1,532	$(192)	(13)%
International	(332)	(559)	227	41%

Total	$1,008	$973	$35	4%

Revenue for the first nine months of 2011 increased 12% to $49.9 million compared to $44.4 million in 2010. Domestic revenue for the nine month period ended September 30, 2011 was $27.6 million compared to $26.5 million during the same period in 2010. Domestic revenues increased by $1.1 million primarily attributable to continued growth from the Company's syndicated services as well as growth in our assembly services. Internationally, revenue for the nine month period ended September 30, 2011 was $22.3 compared to $17.9 during the same period 2010. This increase is due to revenue growth primarily in the markets in China, Australia and South Africa combined with additional revenue from our expansion into Mexico in September 2011.

Gross profit for the first nine months 2011 increased 5.7% to $15.2 million compared to $14.4 million for the same period in 2010. Domestic margins for the first nine months of 2011 were 32.1% compared to 34.7% during the same period 2010. The changes in domestic gross profit margins are related to an unfavorable mix within both syndicated and project work compared to last year.  Internationally, gross profit margins for the period ended September 30, 2011 were 28.6% compared to 29.1% in the previous year.  The change is due primarily due to the mix of business in China and Japan.

Net income for the first nine months of 2011 totaled $1.0 million or $0.05 per share compared to net income of $973,000 or $0.05 per share, for the same period in the prior year.  Domestically, net income for the nine month period ended September 30, 2011 totaled $1.3 million compared to net income of $1.5 million for the same period in 2010. Internationally, a net loss for the first nine months of 2011 totaled $332,000 compared to a net loss of $559,000 for the same period in 2010.

Balance Sheet as of September 30, 2011

As of September 30, 2011 working capital improved to $5.5 million and its current ratio increased to 1.6 to 1. Total current assets and total assets were $15.1 million and $18.9 million, respectively and cash and cash equivalents totaled $1.6 million at September 30, 2011. Total current liabilities and total liabilities were $9.6 million and $10.0 million, respectively and total equity was $9 million at September 30, 2011.

The Company intends to file the Form 10-Q with the Securities and Exchange Commission on or before November 7, 2011 and, as a reminder, the Company will host a shareholder conference call on November 8, 2011 at 8:30 am eastern daylight time.

About SPAR Group
SPAR Group, Inc. is a diversified international merchandising and marketing services company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandisers, office supply, grocery and drug store chains, independent, convenience and electronics stores, as well as providing furniture and other product assembly services, in-store events, radio frequency identification ("RFID") and related technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include product additions; placement, reordering, replenishment, labeling, evaluation and deletions, and project services include seasonal and special product promotions, product recalls and complete setups of departments and stores. The Company operates throughout the United States and internationally in 9 of the most populated countries, including China and India. For more information, visit the SPAR Group's Web site at http://www.sparinc.com/.

Certain statements in this news release and such conference call are forward-looking, including (without limitation) growing revenues and profits through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Tables Follow

SPAR Group, Inc.
Consolidated Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net revenues	$17,564	$15,674	$49,925	$44,415
Cost of revenues	12,515	10,730	34,684	29,990
Gross profit	5,049	4,944	15,241	14,425

Selling, general, and administrative expenses	4,368	4,350	13,078	12,520
Depreciation and amortization	280	229	808	725
Operating income	401	365	1,355	1,180

Interest expense	55	36	160	138
Other (income) expense	(30)	(77)	(22)	15
Income before provision for income taxes	376	406	1,217	1,027

Provision for income taxes	17	40	72	74
Net income	359	366	1,145	953
Net loss (income) attributable to the non-controlling interest	(112)	(41)	(137)	20
Net income attributable to SPAR Group, Inc.	$247	$325	$1,008	$973

Basic/diluted net income per common share:

Net income – basic/diluted	$0.01	$0.02	$0.05	$0.05

Weighted average common shares - basic	20,081	19,203	19,911	19,161

Weighted average common shares - diluted	21,536	20,705	21,423	20,392

SPAR Group, Inc.
 Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30,	December 31,
	2011	2010
	(unaudited)	(note)
Assets
Current assets:
Cash and cash equivalents	$1,638	$923
Accounts receivable, net	12,696	13,999
Prepaid expenses and other current assets	772	1,283
Total current assets	15,106	16,205

Property and equipment, net	1,527	1,452
Goodwill	848	848
Intangibles	990	362
Other assets	419	226
Total assets	$18,890	$19,093

Liabilities and equity
Current liabilities:
Accounts payable	$1,541	$1,804
Accrued expenses and other current liabilities	2,498	2,733
Accrued expense due to affiliates	1,237	1,575
Customer deposits	157	471
Lines of credit and other debt	4,155	5,263
Total current liabilities	9,588	11,846
Other long-term liabilities	391	-
Total liabilities	9,979	11,846

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value: Authorized shares - 3,000,000 Issued and outstanding shares – None - September 30, 2011 554,402 - December 31, 2010	-	6
Common stock, $.01 par value: Authorized shares - 47,000,000 Issued and outstanding shares – 20,099,287 – September 30, 2011 and 19,314,306 - December 31, 2010	201	193
Treasury stock	-	(1)
Additional paid-in capital	13,777	13,549
Accumulated other comprehensive loss	(280)	(142)
Accumulated deficit	(5,830)	(6,808)
Total SPAR Group, Inc. equity	7,868	6,797
Non-controlling interest	1,043	450
Total liabilities and equity	$18,890	$19,093

Note:           The Balance Sheet at December 31, 2010, is excerpted from the consolidated audited financial statements as of that date but does not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:

James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investors:
Alan Sheinwald
Alliance Advisors, LLC
(212) 398-3486
Email Contact

Chris Camarra
Alliance Advisors, LLC
(212) 398-3487
Email Contact